2001 EXPLORATION AGREEMENT


     This 2001 Exploration Agreement (the "Agreement") is effective as of April 1, 2001 (the "Effective Date") by and among Comstock Resources, Inc., a Nevada corporation ("CRI"), Comstock Offshore, LLC, a Nevada limited liability company ("Comstock"), Bois d'Arc Offshore, Ltd., a Texas limited partnership ("Bois d'Arc Ltd."), Bois d'Arc Oil & Gas Company, LLC, a Texas limited liability company ("Bois d'Arc LLC") (Bois d'Arc Ltd. and Bois d'Arc LLC are collectively referred to herein as ("Bois d'Arc")), Wayne L. Laufer ("Laufer") and Gary W. Blackie ("Blackie").

     WHEREAS, Comstock and Bois d'Arc desire to enter into a joint exploration program with respect to certain oil and gas properties within the state coastal waters of Louisiana and Texas and corresponding federal offshore waters (the "Region"), as identified by Bois d'Arc;

     WHEREAS, Laufer and Blackie are the principals of Bois d'Arc; and

     WHEREAS, certain of the parties hereto previously entered into a Joint Exploration Agreement dated December 8, 1997 (the "1997 Agreement") pursuant to which Bois d'Arc (and its predecessors) identified prospects, acquired seismic data and performed other work; the parties desire that such prospects be further developed and completed pursuant to the terms of this Agreement and that the 1997 Agreement be terminated.

     NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.   Bois d'Arc's responsibilities shall be as follows:

(a) Bois d'Arc shall identify oil and natural gas prospects within the Region. A prospect shall be considered to be the entire lease(s) which is (are) expected to be underlain by any portion of a potentially productive reservoir(s) expected to be encountered by the initial test well.

(b) Bois d'Arc shall develop a budget for exploration activities with respect to prospects within the Region, including the prospects initially identified pursuant to the 1997 Agreement (as listed on the Schedule hereto) (the "existing prospects"), which budget shall be subject to the approval of Comstock (the "Budget"). If Comstock elects not to participate in a particular prospect within thirty (30) days following submittal of the prospect by Bois d'Arc to Comstock (by rejecting inclusion of such prospect in the Budget), Bois d'Arc shall have the right to pursue such prospect on its own and shall have no further obligation to Comstock under this Agreement with respect to such prospect.

(c) With respect to potential prospects that the parties have approved, Bois d'Arc shall acquire the seismic data, and if appropriate, the leasehold interests. All costs for seismic data, leasehold acquisitions and other exploration activities shall be in accordance with the Budget.

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(d)  Bois  d'Arc  shall  be  responsible  for  fully   developing  the  acquired
     prospects. Upon completion of the initial test well for a prospect (resulting in a Successful Prospect (as defined below)), Bois d'Arc shall assign the entire working interest 40% to Comstock and 60% to Bois d'Arc (or their respective designees), except that (i) with respect to the existing prospects, the interest to be assigned to each party shall be as set forth on the attached Schedule and (ii) Comstock will receive a 50% working interest in any potential prospect at Ship Shoal 67 or South Pelto 1 on future acquisitions of State leases, and all assignments will in all events be subject to (x) a 2% of 8/8ths overriding royalty interest to be reserved for Bois d'Arc (or its designees), (y) the operating agreement naming Bois d'Arc Ltd. as operator with respect to the prospects and (z) the terms of this Agreement. Notwithstanding the foregoing, in the event that all warrants available for issuance hereunder as provided in Section 3 below are earned and issued prior to the Expiration Date (as defined below) and CRI does not make additional warrants available for issuance hereunder, Bois d'Arc shall have the option to allocate the working interest to be assigned for such future prospects (for which no warrants are issued) 20% to Comstock and 80% to Bois d' Arc (and subject to the 2% of 8/8ths override and other exceptions noted in the preceding sentence).

(e) Laufer and Blackie shall devote such amount of their time and energy as is necessary for Bois d'Arc to identify, pursue and develop the prospects.

2. (a) Comstock's responsibilities shall be as follows: Comstock shall make advances to Bois d'Arc to fund 100% of the costs for seismic data, leasehold acquisitions and other exploration activities. Such advances shall be made in accordance with the Budget. Bois d'Arc shall reimburse Comstock for these advances when a prospect is developed and assigned to the parties. Lease acquisition costs, including any related delay rentals and legal costs, will be reimbursed to Comstock when the working interest is assigned, as provided in Section 1(d). Bois d' Arc shall determine and charge a seismic fee for each developed prospect. The amount of the seismic fee charged is to be based on past practices followed by Bois d'Arc with the objective of recovering the amounts advanced by Comstock pursuant to this Agreement. Comstock will be paid 100% of such seismic fees received by Bois d'Arc until Comstock has recovered 100% of any advances made hereunder. After such time, Bois d'Arc and Comstock will each receive 50% of any excess fee income.

(b) The parties acknowledge and agree that Comstock and Bois d'Arc have previously funded certain costs with respect to the existing prospects. With respect to existing prospects and future prospects developed on leases acquired prior to the Effective Date and pursuant to the 1997 Agreement, any previously advanced leasehold and seismic costs that are recovered upon drilling will be allocated 80% to Comstock and 20% to Bois d'Arc. Upon execution of this Agreement, Comstock shall reimburse Bois d'Arc $1,226,491 for costs advanced by Bois d'Arc with respect to certain federal leases acquired in May and June 2001 and the Fairfield Industries and Western GeCo seismic data acquired in June and July 2001.

3. As part of the exploration program described herein, CRI shall issue to Bois d'Arc (or its designees) on August 1, 2001 and on each January 1 and July 1 (a "Grant Date") of each calendar year thereafter that the exploration program is in effect warrants exercisable for shares of the common stock, $.50 par value ("Common Stock"), of CRI. The number of warrants to be issued on each Grant Date shall equal the product of (i) the

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     total number of  Successful  Prospects  developed  pursuant to the terms of this Agreement during the six (6) month period immediately preceding the applicable Grant Date (or from the Effective Date through July 31, 2001 with respect to the August 1, 2001 Grant Date and for the five (5) month period with respect to the January 1, 2002 Grant Date) and (ii) 60,000; provided, however, that in no event shall the number of warrants to be issued hereunder exceed 1,620,000 in the aggregate. For purposes hereof, a prospect shall be deemed a "Successful Prospect" at such time Comstock agrees to set production casing on the initial test well or a substitute therefor with respect to the prospect (including existing prospects but for which warrants have not been issued pursuant to the 1997 Agreement), but
     excluding   successful   development  wells  drilled  and  completed  in  a
     previously proven reservoir. Once a prospect is deemed a Successful Prospect, additional warrants will be earned if additional exploratory wells are drilled on an acquired lease and Comstock agrees to set production casing thereon. The exercise price shall be the average closing price of the Common Stock, as reported on the New York Stock Exchange, for the 30-calendar day period immediately prior to the applicable Grant Date. Notwithstanding the foregoing, with respect to the August 1, 2001 Grant Date only, Bois d'Arc may at its option chose either the 30-day average or the closing price of the Common Stock on the date of execution of this Agreement as the exercise price for the warrants to be issued on such Grant Date. All unexercised warrants issued hereunder shall terminate five (5) years after the Expiration Date or the earlier termination of this Agreement.

4. This Agreement shall be for a period commencing on the Effective Date and ending on December 31, 2006 (the "Expiration Date"). Notwithstanding the foregoing, Bois d'Arc shall have the right to terminate this Agreement upon a Change of Control (as defined below). Bois d'Arc may exercise its right to terminate by giving written notice to Comstock within 30 days following such Change of Control. In connection with such a termination, Comstock will be assigned a 40% interest in any prospects not previously assigned to the parties and will have no further obligations to make advances. For purposes hereof, a "Change of Control" shall mean (a) the acquisition by any person, or two or more persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of more than 50% of the outstanding shares of voting stock of CRI or (b) the Board of Directors of CRI shall not consist of a majority of the directors in office on the date hereof or such other directors as are recommended by a majority of the Board of Directors in office on the date hereof.

5. If Comstock fails to fund a minimum of $5,000,000 in the aggregate hereunder for the acquisition of seismic data within forty-five (45) days of receipt of invoices from Bois d'Arc for such expenditures, Bois d'Arc shall have the right upon thirty (30) days prior written notice to terminate this Agreement. Upon such termination, Bois d'Arc shall have no further obligations to Comstock hereunder other than to submit to Comstock prospects on previously acquired leaseholds in accordance with Section 1(b) above. For purposes of computing Comstock's obligation under this Section 5, all amounts funded since the Effective Date shall be taken into account.

6. Bois d'Arc, Laufer and Blackie agree that they will not, directly or indirectly, develop any properties in the Region other than pursuant to this Agreement (or the 1997 Agreement), unless Comstock elects not to participate with Bois d'Arc as provided herein.

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


7. This Agreement is not intended to create a partnership or similar relationship between Comstock and Bois d'Arc. Except as specifically provided herein, no party shall have the authority to enter into any agreement on behalf of the other party without such other party's prior written approval.

8. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions hereof shall not be affected thereby.

9. This Agreement and the transactions contemplated between Bois d'Arc and Comstock relating to the subject matter hereof and supersedes all prior agreements, written or oral, including without limitation the 1997 Agreement with the effective date of the termination of the 1997 Agreement being the Effective Date.

10. This Agreement shall not be amended unless in writing signed by all parties.

11. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives.  No  party  shall  assign  this  Agreement  or any  rights hereunder without the prior written consent of the other party. Notwithstanding the foregoing, Bois d'Arc shall have the right to assign this Agreement and all rights and obligations hereunder to an entity controlled by Laufer and Blackie. For purposes hereof, an entity shall be controlled by Laufer and Blackie if Laufer and Blackie own, directly or indirectly, in the aggregate 100% of the ownership interest in such entity.

12. This Agreement may be executed in counterparts, each of which shall be deemed an original and together shall constitute one instrument.

13. Each party agrees to perform, execute and deliver any such additional documents as may reasonably be requested to consummate or effect the transactions contemplated hereby.

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


IN WITNESS WHEREOF, the undersigned have executed this Agreement as of July 31, 2001.

                            COMSTOCK RESOURCES, INC.


                           By:     /s/M. JAY ALLISON
                                  -----------------------------------
                                  M. Jay Allison, President


                           COMSTOCK OFFSHORE, LLC


                           By:     /s/M. JAY ALLISON
                                  ------------------------------------
                                  M. Jay Allison, President


                           BOIS D'ARC OFFSHORE, LTD.

                           By:    Bois d'Arc Oil & Gas Company, LLC,
                                  General Partner


                           By:    /s/WAYNE L. LAUFER
                                  ------------------------------------
                                  Wayne L. Laufer, Manager


                           By:     /s/GARY BLACKIE
                                  ------------------------------------
                                  Gary Blackie, Manager

                                   /s/WAYNE L. LAUFER
                                  -------------------------------------
                                   Wayne L. Laufer

                                   /s/GARY BLACKIE
                                   -----------------------------------
                                   Gary W. Blackie


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